Exhibit 16.1

January 6, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Colt Defense LLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Colt Defense LLC and Colt Finance Corp. dated December 30, 2015. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, 185 Asylum Street, Suite 2400, Hartford, CT 06103

T: (860) 241 7000, F: (860) 241 7590, www.pwc.com/us